Exhibit 10.8

General Maritime Corporation

Restricted Stock Grant Agreement

THIS AGREEMENT, made as of the 9th day of February 2005, between GENERAL MARITIME CORPORATION (the “Company”) and JOHN M. RAMISTELLA (the “Participant”).

WHEREAS, the Company has adopted and maintains the General Maritime Corporation 2001 Stock Incentive Plan (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, and who are responsible for the management, growth and protection of the business of the Company, with incentives to: (a) enter into and remain in the service of the Company, a Company subsidiary or a Company joint venture, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company (whether directly or indirectly through enhancing the long-term performance of a Company subsidiary or a Company joint venture);

WHEREAS, the Plan provides that the Compensation Committee (the “Committee”) of the Board of Directors (or the Board of Directors if it so elects) shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards; and

WHEREAS, the Committee and the Board of Directors have determined that the purposes of the Plan would be furthered by granting the Participant an award under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.                                       Grant of Restricted Stock.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Committee hereby grants to the Participant 3,000 restricted shares (the “Restricted Stock”) of common stock of the Company, par value $0.01 per share (“Common Stock”).

2.                                       Grant Date.  The Grant Date of the Restricted Stock is February 9, 2005.

3.                                       Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

4.                                       Vesting.

(a)                                  Subject to Section 4(b) hereof and the further provision of this Agreement, a number of whole shares of Restricted Stock as close as possible to the following percentage of the total number of shares granted hereunder shall vest on the following dates (each specified date, a “Vesting Date”):

Percentage of Total Shares	Vesting Date
20%	November 16, 2005
20%	November 16, 2006
20%	November 16, 2007
20%	November 16, 2008
20%	November 16, 2009

(b)                                 the occurrence of a Change in Control, as defined in Section 3.8(a) of the Plan, as in effect on the date of such occurrence.

5.                                       Restrictions on Transferability.  Until a share of Restricted Stock vests, the Participant shall not transfer the Participant’s rights to such share of Restricted Stock or to any rights related thereto.  Any attempt to transfer unvested shares of Restricted Stock or any rights related thereto, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, shall not vest the transferee with any interest or right in or with respect to such shares of Restricted Stock or such related rights.

6.                                       Termination of Employment.  In the event that the Participant’s employment with the Company terminates for any reason, including, without limitation, the Participant’s death or disability, all unvested shares of Restricted Stock, together with any property received in respect of such shares, as set forth in Section 9 hereof, shall be forfeited as of the date of such termination of employment and the Participant promptly shall return to the Company any certificates evidencing such shares, together with any cash dividends or other property received in respect of such shares.

7.                                       Issuance of Certificates.

(a)                                  Reasonably promptly after the Grant Date, the Company shall issue and deliver to the Participant stock certificates, registered in the name of the Participant, evidencing the shares of Restricted Stock.  Each such certificate may bear the following legend:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION ENCUMBRANCE OR OTHER DISPOSAL OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE GENERAL MARITIME CORPORATION 2001 STOCK INCENTIVE PLAN AND A RESTRICTED STOCK GRANT AGREEMENT BETWEEN GENERAL MARITIME CORPORATION AND THE HOLDER OF

RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.  NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN CONTRAVENTION OF SUCH PLAN AND RESTRICTED STOCK GRANT AGREEMENT SHALL BE VALID OR EFFECTIVE.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THE CERTIFICATE TO THE SECRETARY OF GENERAL MARITIME CORPORATION.”

Such legend shall not be removed from such certificates until such shares of Restricted Stock vest.

(b)                                 Reasonably promptly after any such shares of Restricted Stock vest pursuant to Section 4 hereof, in exchange for the surrender to the Company of the certificates evidencing such shares of Restricted Stock, delivered to the Participant under Section 7(a) hereof, and the certificates evidencing any other securities received in respect of such shares, if any, the Company shall issue and deliver to the Participant (or the Participant’s legal representative, beneficiary or heir) certificates evidencing such shares of Restricted Stock and such other securities, free of the legend provided in Section 7(a) hereof.

(c)                                  The Company may require as a condition of the delivery of stock certificates pursuant to Section 7(b) hereof that the Participant remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the vesting of the shares represented by such certificate.  The Committee, in its sole discretion, may permit the Participant to satisfy such obligation by delivering shares of Common Stock or by directing the Company to withhold from delivery shares of Common Stock, in either case valued at their Fair Market Value on the Vesting Date with fractional shares being settled in cash.

(d)                                 The Participant shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of the grant of Restricted Stock, except to the extent a stock certificate is issued therefor pursuant to Section 7(a) hereof, and then only from the date such certificate is issued.  Upon the issuance of a stock certificate, the Participant shall have the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares, subject to the restrictions on transferability and the forfeiture provisions, as set forth in this Agreement.

8.                                       Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant hereto unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.  The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.

9.                                       Dividends, etc.  Any cash dividends or other property (but not including securities) received by a Participant with respect to a share of Restricted Stock shall be returned to the Company in the event such share of Restricted Stock is forfeited.  Any securities received by a Participant with respect to a share of Restricted Stock as a result of any dividend, recapitalization, merger, consolidation, combination, exchange of shares or otherwise will not vest until such share of Restricted Stock vests and shall be forfeited if such share of Restricted Stock is forfeited.  Unless the Committee otherwise determines, such securities shall bear the legend set forth in Section 7(a) hereof.

10.                                 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

11.                                 Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.

12.                                 Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

15.                                 Obligation to Notify.  If the Participant makes the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and shall within the same 10-day period remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to such inclusion in Participant’s income. The Participant should consult with his or her tax advisor to determine the tax consequences of acquiring the Restricted Stock and the advantages and disadvantages of filing the Section 83(b) election.  The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Section 83(b), even if the Participant requests the Company or its representatives to make this filing on his or her behalf.

16.                                 Reduction in Benefits.  In the event that the Participant would incur an Excise Tax on any payments or benefits under this Agreement as a result of a Change of Control (or any other change described in Section 280G(b)(2) of the Code), the Company shall reduce the payments or benefits to be paid to or granted to Participant hereunder to the greater of (i) the maximum amount payable to the Participant without the imposition of any Excise Tax with respect to the Restricted Stock and (ii) the amount that yields the Participant the greatest after-tax amount of benefits under this Agreement after taking into account any Excise Tax imposed on Participant, whether due to payments and benefits under this Agreement or otherwise.  “Excise Tax” means the tax imposed by Section 4999 of the Code and any successor tax.  The determination of whether the Participants payments and benefits should be reduced and the amount of any such reduction shall be made by counsel selected by the Company (“Counsel”).  For purposes of such determination, (x) the total amount of payments and benefits received by the Participant as a result of such Change in Control (or such other change) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of Counsel, a payment or benefit hereunder (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and the Treasury Regulations (including proposed Treasury Regulations) under Section 280G of the Code (the “Regulations”), or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax; (y) the amount of the payments and benefits hereunder that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of such payments and benefits or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (x) hereof); and (z) the value of any noncash benefits or any deferred payment or benefit shall be determined by Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  All fees and expenses of Counsel shall be borne by the Company.

17.                                 Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Restricted Stock shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GENERAL MARITIME CORPORATION

By:	/s/ John C. Georgiopoulos
Name:
Title:

/s/ John M. Ramistella
John M. Ramistella